UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE BUCKLE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
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THE BUCKLE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2017

To Our Stockholders:

The Annual Meeting of Stockholders of The Buckle, Inc. will be held at the Holiday Inn, Kearney, Nebraska, on Tuesday, May 30, 2017 at 10:00 A.M., for the following purposes:

1.
To elect a Board of Directors. The Board of Directors intends to nominate the following nine persons, each of whom currently serves as a Board member: Daniel J. Hirschfeld, Dennis H. Nelson, Karen B. Rhoads, Robert E. Campbell, Bill L. Fairfield, Bruce L. Hoberman, Michael E. Huss, John P. Peetz, III, and James E. Shada.

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending February 3, 2018.

3.	To approve the Company's 2017 Management Incentive Plan.

4.	To hold an advisory vote on overall compensation of our named executive officers.

5.	To hold an advisory vote on the frequency of future advisory votes on compensation of our named executive officers.

6.	To approve an amendment to the Articles of Incorporation with regard to limitations on the liability of Directors.

7.	To approve an amendment to the Articles of Incorporation with regard to the provisions for indemnification of Directors.

8.	To approve an amendment to the Articles of Incorporation with regard to the voting threshold required for stockholders to call a Special Meeting of Stockholders.

9.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 31, 2017 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

A copy of the Company's annual report is being provided with this proxy statement to stockholders entitled to notice of this meeting.

By Order of the Board of Directors,
Kyle L. Hanson, Secretary

April 18, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 30, 2017: The Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND RETURN THE
ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

THE BUCKLE, INC.
2407 West 24th Street
Kearney, NE  68845

PROXY STATEMENT FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 30, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Buckle, Inc. ("the Company") for use at the Annual Meeting of Stockholders of the Company to be held May 30, 2017, or at any adjournments of said meeting (the "Meeting"). The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions given; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, by internet, or by telephone. Copies of the proxy statement and proxy form will be first provided to stockholders on April 18, 2017.

VOTING INFORMATION

As of March 31, 2017, the Company had outstanding 48,848,725 shares of Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record on March 31, 2017 will be entitled to vote at the Meeting. A holder of Common Stock is entitled to cumulate his or her votes in the election of Directors and may give one or more candidates as many votes as the number of Directors to be elected multiplied by the total number of shares owned by such stockholder. Under Nebraska law, there are no conditions precedent to the exercise of cumulative voting rights. On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Principal Stockholders

As of March 31, 2017, the Common Stock was held of record by 465 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each Director, nominee for Director, and all executive officers and Directors as a group, as of March 31, 2017:

BENEFICIAL OWNERSHIP OF COMMON STOCK

	Shares of Common Stock
Name of Beneficial Owner	Total Beneficial Ownership		Percent

5% Stockholders
FMR LLC (2)	7,292,000		15.0%
Blackrock, Inc. (3)	3,357,946		6.9%
Royce & Associates, LP (4)	2,780,868		5.7%
The Vanguard Group (5)	2,534,744		5.2%

Directors, Nominees, and Named Executive Officers
Daniel J. Hirschfeld	16,200,000		33.2%
Dennis H. Nelson	3,073,842	(1)	6.3%
Karen B. Rhoads	295,393	(1)	*
Robert E. Campbell	33,964		*
Bill L. Fairfield	40,258		*
Bruce L. Hoberman	34,780		*
Michael E. Huss	17,750		*
John P. Peetz, III	21,873		*
James E. Shada	100,289		*

All executive officers and Directors as a group (17)	20,374,440	(1)	41.7%

*      Less than 1%

(1)
These amounts include shares owned within participants’ 401(k) accounts for which the voting power is held by MassMutual. Share amounts include Dennis H. Nelson with 7,037, Karen B. Rhoads with 3,346, and all executive officers as a group with 55,333.

(2)	Shares owned by FMR LLC are those reported in its most recent Form 13G/A, as filed with the SEC on February 14, 2017.

(3)	Shares owned by Blackrock, Inc. are those reported in its most recent Form 13G/A, as filed with the SEC on January 19, 2017.

(4)	Shares owned by Royce & Associates, LP are those reported in its most recent Form 13G/A, as filed with the SEC on January 3, 2017.

(5)	Shares owned by The Vanguard Group are those reported in its most recent Form 13G, as filed with the SEC on February 10, 2017.

Proposal 1

ELECTION OF DIRECTORS

Directors will be elected at the May 30, 2017 Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified. In accordance with the By-laws of the Company, the size of the Board of Directors has been fixed at nine, and nine Directors are to be elected at the Annual Meeting.

The Board of Directors recommends the election of the nine nominees listed below. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all such nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Daniel J. Hirschfeld, age 75. Mr. Hirschfeld is Chairman of the Board of the Company. He has served as Chairman of the Board since April 19, 1991. Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer. Mr. Hirschfeld has been involved in all aspects of the Company's business, including the development of the Company's management information systems. The Board believes that Mr. Hirschfeld’s knowledge of Company operations, based upon his longstanding experience with the Company as its founder, allows him to provide strategic guidance and unique insights into the Company’s challenges and opportunities.

Dennis H. Nelson, age 67. Mr. Nelson is President and Chief Executive Officer and a Director of the Company. He has served as President and a Director since April 19, 1991. Mr. Nelson was elected as Chief Executive Officer by the Board of Directors on March 17, 1997. Mr. Nelson began his career with the Company in 1970 as a part-time salesman while he was attending Kearney State College (now the University of Nebraska-Kearney). While attending college, he became involved in merchandising and sales supervision for the Company. Upon graduation from college in 1973, Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company's operations since that date. Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions. The Board believes that Mr. Nelson’s experience with the Company for over forty years and his day-to-day leadership of the Company as Chief Executive Officer allows him to provide valuable guidance from his intimate knowledge of the Company’s operations and the markets in which the Company operates.

Karen B. Rhoads, age 58. Ms. Rhoads is Senior Vice President of Finance, Chief Financial Officer, and a Director of the Company. Ms. Rhoads was elected a Director on April 19, 1991. She worked in the corporate office during college and later worked part-time on the sales floor. Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client. She has been employed with the Company since November 1987. The Board believes that Ms. Rhoads’s experience in public accounting, coupled with her longstanding experience with the Company, allows her to provide the Company with detailed analysis of the Company’s financial operations.

Robert E. Campbell, age 74. Mr. Campbell has been a Director of the Company since July 1, 1991. Since 1985, Mr. Campbell has served as Chairman and Chief Executive Officer, and currently serves as President and Operating Manager, of Miller & Paine LLC, a company which owns and manages office and retail properties in Lincoln, Nebraska. Before 1988, Miller & Paine owned and operated department stores in Lincoln and Grand Island, Nebraska, which were sold to Dillards Department Stores, Inc. Following 14 years of service, Mr. Campbell retired on December 31, 2011 from his position as Director of Development for the Madonna Foundation, which supports the Madonna Rehabilitation Hospital in Lincoln, Nebraska. The Board believes that Mr. Campbell’s experience with retail department stores allows him to provide a valuable perspective on various aspects of retail store operations.

Bill L. Fairfield, age 70. Mr. Fairfield has served as a Director of the Company since May 30, 1996. Mr. Fairfield was the Chief Executive Officer of infoGROUP Inc. from August 2008 to July 2010, a Director of infoGROUP Inc. from November 2005 to July 2010, and the Chairman of the Board from July 2008 to August 2008. In 2003 and 2004, Mr. Fairfield was Executive Vice President of Sitel Corporation, and from 1991 until October 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991, Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp. The Board believes that Mr. Fairfield’s business experience related to technology and his former role as Chief Executive Officer of infoGROUP allows him to provide insight in technology, auditing, and financial matters.

Bruce L. Hoberman, age 70. Mr. Hoberman has served as a Director of the Company since June 2, 2000. He is currently Chairman of the Board of Proxibid, Inc., an internet auction service provider. He previously served as President and Chief Executive Officer of Proxibid starting in 2003, stepping down from his President role in 2010, and later retiring from his CEO position in September 2012. Mr. Hoberman was Founder and President of Homer’s, Inc., a music retail chain and distribution company based in Omaha, Nebraska, from 1971 to 1993. The Board believes that Mr. Hoberman’s experience with a music retail chain and his experience and involvement with Proxibid, Inc. allows him to provide insight in retail, technology, and financial matters.

Michael E. Huss, age 62. Mr. Huss has served as a Director of the Company since May 29, 2009. In 2016, Mr. Huss retired from his positions as General Counsel for Mutual of Omaha Bank and Deputy General Counsel and Corporate Secretary for the Mutual of Omaha Companies. Mr. Huss first joined Mutual of Omaha in 1993, holding various positions throughout his career. Prior to joining the Mutual of Omaha Companies, Mr. Huss practiced law as a partner at the Kutak Rock law firm in Omaha, Nebraska and was a certified public accountant in San Diego, California. The Board believes that Mr. Huss’ experience as General Counsel for Mutual of Omaha Bank, Deputy General Counsel and Corporate Secretary for Mutual of Omaha Companies, coupled with his prior experience as a certified public accountant, allows him to provide insight in accounting, audit, compliance, and financial matters. From his years of experience in accounting and law, he has knowledge and understanding of generally accepted accounting principles and auditing standards and how they should be applied to financial reporting systems. Mr. Huss serves on the Company’s Audit Committee and meets the SEC definition of an audit committee financial expert.

John P. Peetz, III, age 67. Mr. Peetz has served as a Director of the Company since June 2, 2006. Mr. Peetz currently serves in an of counsel role for Peetz & Company, a Lincoln, Nebraska based company providing strategic counsel in government and corporate affairs. Mr. Peetz previously served as Executive Vice President for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska. He held this position from 1991 to May 2010 and held other positions with that organization prior to that date. He also previously served as President of Shaffer Trucking, the refrigerated carrier division of Crete Carrier, until his retirement from the company in December 2014. Mr. Peetz practiced law in Sidney, Nebraska with the firm of Peetz, Peetz & Sonntag prior to joining Crete Carrier Corporation and its affiliated companies in 1988 as General Counsel. The Board believes that Mr. Peetz’s experience as Executive Vice President of Crete Carrier Corporation and as President of its Shaffer Trucking division allows him to provide insight with respect to distribution and financial matters.

James E. Shada, age 61. Mr. Shada has been a Director of the Company since March 11, 2002. Mr. Shada previously served as Vice President of Sales and Executive Vice President of Sales since April 19, 1991. Effective March 27, 2009, Mr. Shada retired from the Company, after stepping down from his executive position on June 30, 2008. Mr. Shada began his career with the Company in November 1978 as a part-time salesman while attending Kearney State College (now the University of Nebraska-Kearney). He later served as a store manager for the Company before returning to the corporate office in 1985 as the Company's sales manager. He was also involved in site selection and the development and education of personnel as store managers and as area and district managers. The Board believes that Mr. Shada’s prior experience with the Company as Executive Vice President of Sales allows him to provide special insights on the Company’s sales operations.

Directors will be elected under this proposal when they receive a plurality of affirmative votes cast by holders of the outstanding shares of Common Stock voting together as a single class at the meeting. This means the nine nominees receiving the highest number of votes at the meeting, after taking into account any cumulative voting, will be elected. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

CORPORATE GOVERNANCE

The Board has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are documented in the Corporate Governance Guidelines and in the charters of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board. The Company’s Corporate Governance Guidelines and committee charters are periodically reviewed and updated as necessary to reflect changes in regulatory requirements and changes in oversight practices.

Chairman and Chief Executive Officer

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. The role of Chairman and that of Chief Executive Officer currently are held separately. Daniel J. Hirschfeld serves as Chairman of the Board of Directors while Dennis H. Nelson serves as President and Chief Executive Officer. The Board of Directors believes that the Company’s current leadership structure is appropriate and achieves important objectives for the Company. Mr. Nelson is positioned to fully focus his energies on implementing the Company’s business strategy and administering its day-to-day affairs. Mr. Hirschfeld is positioned to draw on his relationships with existing Board members and his experience as a past President and Chief Executive Officer of the Company to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Nelson. Further, Mr. Hirschfeld remains the Company’s largest stockholder and, as Chairman, is in a position to promote the interests of all stockholders.

Risk Oversight

The Company’s Board of Directors oversees risk management with a focus on the Company’s primary areas of risk: risk related to the Company’s business strategy, financial risk, legal/compliance risk, and operational risk. The President and Chief Executive Officer and each of the Company’s other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board of Directors, and explaining to the Board how those risks are being addressed.

The Board of Directors receives reports from Company executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board of Directors receives quarterly reports from certain members of management regarding areas of operational risk. In addition, the Board evaluates risk related to business strategies and transactions.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. In addition, the Audit Committee regularly receives reports regarding information reported through the Company’s “whistleblower hotline.” The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from the Company’s General Counsel. As discussed below, the Compensation Committee addresses risks relating to the Company’s executive compensation strategies. The full Board of Directors receives regular reports from the chairs of the committees and receives reports and other meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting executive compensation, the Compensation Committee considers the risks to the Company’s stockholders and to the achievement of Company goals that may be inherent in the compensation program. Although a significant portion of compensation for the Company’s executives is performance based and “at-risk,” the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and do not pose a material risk to the Company. Specifically, performance based compensation for management is tied to Pre-Bonus Net Income as the key performance metric, with higher levels of Pre-Bonus Net Income resulting in a higher performance based compensation. Since higher levels of Pre-Bonus Net Income ultimately contribute to higher net income and earnings per share, the Committee believes that the Company's executive compensation plans align management’s focus with that of the Company’s stockholders without creating incentives that are reasonably likely to have a material adverse effect on the Company. Incentive compensation for non-executive employees, such as store managers, area/district/regional managers, and Directors of Sales, is similarly tied to measures that align the employees’ focus with that of the Company’s stockholders.

Board Committee Charters

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Except for the Executive Committee, whose members are all executive officers of the Company, all committee members meet the independence requirements of the United States Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The charters of the three committees listed in the table herein are available on the Company’s website at www.buckle.com and upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, Nebraska 68848. Current committee members are as listed:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Robert E. Campbell	X	X	X
Bill L. Fairfield	Chairman	X	X
Bruce L. Hoberman	X	X	Chairman
Michael E. Huss	X	X	X
John P. Peetz, III	X	Chairman	X
James E. Shada	X	X	X

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These Guidelines are available free of charge on the Company's website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

Code of Ethics

The Company has a Code of Ethics that applies to all employees, including the Chief Executive Officer and the Chief Financial Officer, as well as all members of the Board of Directors. The Code of Ethics is available free of charge on the Company's website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Company intends to satisfy its disclosure obligations under applicable rules of the SEC regarding an amendment to or waiver from a provision of the Company's Code of Ethics that applies to the Company's Chief Executive Officer or its Chief Financial Officer by posting such information on its internet website.

Independence

The Company’s Corporate Governance Guidelines require that a majority of the Board consist of Directors who qualify as independent under NYSE Listing Standards. The Board has determined that all non-employee Directors of the Company, comprising six of the nine members of the Board of Directors during fiscal 2016, are independent under NYSE Standards. In addition, all committee members, other than the Executive Committee members, meet the applicable independence requirements of the NYSE Listing Standards. The names of the independent directors are:  Robert E. Campbell, Bill L. Fairfield, Bruce L. Hoberman, Michael E. Huss, John P. Peetz, III, and James E. Shada.

Executive Sessions of Non-Management Directors

The Company's independent Directors meet separately in executive session without employee Directors or representatives of management at each regularly scheduled quarterly meeting of the Board. The Chair of these executive sessions is rotated among the non-employee Directors alphabetically.

Stockholder Communication with the Board of Directors

Stockholders or other interested parties may contact an individual Director, the Board as a group, or the non-employee Directors as a group, by writing to: Board of Directors or Directors, c/o Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848. The communication should specify the applicable addressee(s) to be contacted as well as the address and telephone number of the person submitting the communication. The Board has instructed the Corporate Secretary to review all communications to the Board and to only distribute if appropriate to the duties and responsibilities of the Board. The Board has instructed the Corporate Secretary to not forward communications that she determines to be primarily commercial in nature, that relate to an improper or irrelevant topic, or that request general information about the Company. Communications regarding accounting, internal accounting controls, or auditing matters may also be reported to the Company's Board of Directors using the above address or through The Buckle Ethics Hotline. Information about how to contact The Buckle Ethics Hotline is available on the Company's website at www.buckle.com and in the Company's Code of Ethics.

Company Website

Information on the Company's website is not incorporated by reference into this proxy statement.

Meetings and Committees of the Board

During fiscal 2016, four meetings of the Board of Directors, more than 12 meetings of the Executive Committee, four meetings of the Compensation Committee, four meetings of the Corporate Governance and Nominating Committee, and five meetings of the Audit Committee were held. No Director was absent from more than twenty-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served. The Company has the following standing committees:

Executive Committee. The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee establishes compensation for all non-officer employees of the Company. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson, Karen B. Rhoads, and Thomas B. Heacock.

Audit Committee. The Audit Committee meets with the Company's Chief Financial Officer, internal auditors, and independent accountants to review the scope of auditing procedures, policies relating to internal controls, and the Company's public financial statements. The Board of Directors has determined that the Company has at least one Audit Committee member that meets the requirements of a financial expert. For fiscal 2016, Michael E. Huss, who served on the Audit Committee and fulfilled the Audit Committee financial expert role, was independent with respect to the Company and its management.

Compensation Committee. The Compensation Committee is responsible for establishing the Company’s philosophy, policies, and strategies relating to executive compensation and for evaluating the performance of the Company’s Chief Executive Officer. The Compensation Committee also administers the the Amended and Restated 2005 Restricted Stock Plan and the Company’s incentive plans for management.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for researching and recruiting qualified new members for the Company’s Board of Directors. In considering whether to recommend any candidate for inclusion in the slate of recommended Director nominees, the Corporate Governance and Nominating Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s independence, integrity, experience, sound judgment in areas relevant to the Company's business, and willingness to commit sufficient time to the Board of Directors, all in the context of an assessment of the perceived needs of the Board of Directors at that point in time. The Corporate Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. The Committee is also responsible for reviewing the Company’s Corporate Governance Guidelines and recommending to the Board any modifications the Committee deems appropriate. The Committee is charged with overseeing the evaluation and reporting to the Board on the performance and effectiveness of the Board and its committees. The Corporate Governance and Nominating Committee will consider nominees for Directors recommended by stockholders of the Company and will evaluate such nominees using the same criteria used to evaluate Director candidates otherwise identified by the Committee. Stockholders wishing to make such recommendations should write to: Corporate Governance and Nominating Committee, c/o Corporate Secretary, The Buckle, Inc., P. O. Box 1480, Kearney, NE 68848. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications, and other relevant biographical information.

Attendance at Annual Meeting

The Company requires all Directors to use all reasonable efforts to attend the Annual Meeting of Stockholders. The Board of Directors holds one of its regularly scheduled quarterly meetings immediately following adjournment of the Annual Stockholder Meeting. Each Director of the Company attended the Annual Meeting held in May 2016, except for Karen B. Rhoads.

Chief Executive Officer Certification

The Listing Standards of the NYSE require that the Company’s Chief Executive Officer certify to the NYSE each year that he or she is not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards, qualifying the certification to the extent necessary. The Company’s Chief Executive Officer, Dennis H. Nelson, filed such a certification with the NYSE for fiscal 2016.

Director Compensation

For their services as Directors in fiscal 2016, the members of the Board of Directors who are not employees of the Company were paid $12,000 annually, $3,000 for each quarterly Board meeting they attended, $500 for each telephonic meeting less than 30 minutes, and $1,000 for each telephonic meeting lasting 30 minutes or longer held for the Board or any committee thereof. The Chairman of each committee of the Board received additional cash payment for service as Chairman as follows: the Audit Committee Chairman received $3,000 per quarter, the Compensation Committee Chairman received $2,000 per quarter, and the Chairman of the Corporate Governance and Nominating Committee received $1,000 per quarter.

Directors also receive grants of Non-Vested Stock. Under the 2008 Director Restricted Stock Plan, 2,250 shares of Non-Vested Stock are granted annually to each non-employee Director (a Director of the Company who is not an officer or employee of the Company) on the first day of each fiscal year. The Plan also provides that each non-employee Director be granted 750 shares of Non-Vested Stock on the date such Director is first elected to the Board of Directors of the Company. The shares granted are vested 25% immediately, with an additional 25% vesting on each of the first three successive anniversaries of the date of the issuance.

There are no family relationships among any of the Directors or Officers of the Company, except that Thomas B. Heacock, elected as Treasurer on March 21, 2011 and appointed Vice President of Finance on December 8, 2014, is the son-in-law of Dennis H. Nelson, President, Chief Executive Officer, and Director, and Diane L. Applegate, appointed Vice President of Supply Chain and Merchandising Operations on December 8, 2014, is the sister of Karen B. Rhoads, Senior Vice President of Finance, Chief Financial Officer, and Director.

The following table summarizes the compensation paid to the Company’s non-employee Directors for the fiscal year ended January 28, 2017:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name	($) (1)	($) (2)	($)	($)	($)	($)	($)

Robert E. Campbell	26,000	63,945	—	—	—	—	89,945
Bill L. Fairfield	37,500	63,945	—	—	—	—	101,445
Bruce L. Hoberman	30,000	63,945	—	—	—	—	93,945
Michael E. Huss	26,000	63,945	—	—	—	—	89,945
John P. Peetz, III	34,000	63,945	—	—	—	—	97,945
James E. Shada	26,000	63,945	—	—	—	—	89,945

(1)
The amount shown is the amount earned during fiscal 2016 by the Company’s non-employee Directors, including an annual retainer paid in quarterly installments, fees paid for attending meetings (including conference calls), and quarterly fees for the Chairman of each committee.

(2)
Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, Compensation-Stock Compensation. The aggregate grant date fair value of non-vested shares granted to non-employee directors in fiscal 2016 was $383,670. As of January 28, 2017, none of the Company's directors had any stock options outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, Directors, and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 2016 have been complied with on a timely basis, except for one late Form 4 filed by Robert M. Carlberg.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment, and service being the principal competitive factors. In order to compete and succeed, the Company believes that it must be able to attract, motivate, and retain highly qualified executives. The Company emphasizes the promotion of store managers and other management personnel from within. The Company’s compensation philosophy is that each member in a position to make the Company succeed should be rewarded accordingly for success and, as such, the compensation plan is intended to provide a relationship between the compensation earned by executive officers and the creation of value for stockholders. The Company has a team philosophy, reflected by the facts that: (i) employees have always been referred to as “teammates” and (ii) performance objectives upon which performance bonuses for executive officers are based are strategic objectives for Company performance, not individual goals.

Elements of Executive Compensation

For fiscal 2016, the compensation program for all executive officers, including Dennis H. Nelson, who served as President and Chief Executive Officer, and Karen B. Rhoads, who served as Senior Vice President of Finance and Chief Financial Officer, consisted of:

•	competitive base salary;

•	incentive cash bonus, based upon the actual performance of the Company;

•	discretionary cash bonus;

•
benefits including a health and welfare plan, 401(k) plan, and supplemental non-qualified deferred compensation plan (to provide officers with a benefit comparable to that being currently provided to other employees under the 401(k) plan); and

•	shares of Restricted Stock (hereafter referred to as “Non-Vested Stock” in accordance with terminology used in Generally Accepted Accounting Principles (“GAAP”)).

The first four elements listed above are short-term in nature and designed to attract, motivate, and retain a talented executive team. Non-Vested Stock provides a long-term incentive designed to reward executives for the achievement of sustainable growth in stockholder value. Non-Vested Stock was granted pursuant to the Amended and Restated 2005 Restricted Stock Plan, which was previously approved by stockholders.

Salary

Fiscal 2016 salaries for executive officers were set in January 2016 and were increased over salaries paid for fiscal 2015. The salary amounts are reported in the Summary Compensation Table on page 17. When establishing base salaries, the Compensation Committee considered factors such as the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years with the Company, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by the Compensation Committee annually.

Incentive Cash Bonus

The 2016 Management Incentive Plan, which was approved by stockholders at the Annual Meeting in 2016, included the creation of a Bonus Pool as a cash incentive for executives. This Bonus Pool was calculated utilizing Pre-Bonus Net Income as the key performance metric. Dollars were added to the Bonus Pool in two methods: (i) 1.2% of fiscal 2016's Pre-Bonus Net Income ("Applicable Percentage Amount") was added as a Base Amount to which dollars could be added or subtracted based upon the growth or reduction, respectively, in the Company's Pre-Bonus Net Income over the Base Year Amount (defined as the rolling average of the immediately preceding three fiscal years, with each year receiving equal weighting); and (ii) a percentage of the growth or reduction in Pre-Bonus Net Income (the “Pre-Bonus Net Income Factor”) over or under the Base Year Amount would be added to or subtracted from the Base Amount accordingly. The Bonus Pool, computed in accordance with the 2016 Management Incentive Plan, resulted in no bonuses being paid to the Company's executive officers.

Discretionary Cash Bonus

To continue to retain a talented executive team, the Compensation Committee elected to grant each executive officer a discretionary bonus for the year ended January 28, 2017, pursuant to the Compensation Committee's authority. The total amount of the discretionary awards was $1,650,000, which was allocated among the executive officers as disclosed in the Summary Compensation Table on page 17.

The Compensation Committee has considered the application of the Internal Revenue Code, which disallows a public company’s deduction for top executive’s compensation in excess of $1,000,000. Although the payment of a discretionary cash bonus may not be deducted to the extent an executive's compensation exceeds $1,000,000, the Committee still intends that compensation payable to each executive officer be deductible for income tax purposes to the maximum extent possible, while still allowing the Company to achieve its overall compensation and retention goals.

Non-Vested Stock

Non-Vested Stock is currently the only long-term component of the Company’s executive compensation program. Beginning in 2005, for a variety of market and competitive reasons, the Compensation Committee started limiting the use of stock options as long-term incentive compensation and instead began making grants of Non-Vested Stock. The Compensation Committee believes that the use of Non-Vested Stock brings a greater degree of predictability and stability to the long-term incentive component of the management compensation program and more closely aligns the interests of management with those of stockholders.

The Compensation Committee determines the number of shares of Non-Vested Stock to be granted to the President. The Compensation Committee also determines the number of shares of Non-Vested Stock to be granted to the other executive officers after consultation with the President. The objective is to align compensation with long-term stockholder return and create a compensation program that motivates management to focus both on immediate results and on creating sustainable, long-term value for the Company’s stockholders.

For fiscal 2016, the Company granted both performance based and non-performance based shares of Non-Vested Stock. Shares of Non-Vested Stock were granted pursuant to the Amended and Restated 2005 Restricted Stock Plan as of January 31, 2016 and vest according to the terms of the 2016 Management Incentive Plan. The grants of performance based Non-Vested Stock (which constituted the majority of the shares granted) vest only upon achievement of performance objectives and then in increments over a four-year period, commencing on the date the Compensation Committee certifies that the performance objectives were achieved. The grants of non-performance based Non-Vested Stock also vest in increments over four years, with vesting occurring on the last day of each fiscal year. The Compensation Committee believes that a four-year vesting period motivates management to adopt a longer term perspective on Company performance while simultaneously developing a strong retention incentive for executive officers.

The Committee believes the performance objectives further align management’s compensation with long-term stockholder interests. The Company intends that performance based Non-Vested Stock grants for executive officers comply with the requirements for qualifying performance based compensation under Section 162(m) of the Internal Revenue Code.

Performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan include a performance feature whereby 50% of the shares granted will vest over four years if the Company’s fiscal 2016 Pre-Bonus Net Income (as defined in the 2016 Management Incentive Plan) increases at least 2.0% over the prior three-year rolling average for Pre-Bonus Net Income, the next 25% of the shares granted will vest over four years if the Company’s fiscal 2016 Pre-Bonus Net Income increases at least 3.0% over the prior three-year rolling average for Pre-Bonus Net Income, and the final 25% of the shares granted will vest over four years if the Company’s fiscal 2016 Pre-Bonus Net Income increases at least 5.0% over the prior three-year rolling average for Pre-Bonus Net Income. If the Company does not achieve greater than a 3.0% increase in Pre-Bonus Net Income over the prior three-year rolling average, 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 12.0% of Net Sales for the fiscal year, an additional 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 14.0% of Net Sales for the fiscal year, and another 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 17.0% of Net Sales for the fiscal year. The remaining 25% of the shares granted will be forfeited if the Company does not achieve greater than a 3.0% increase in Pre-Bonus Net Income for the fiscal year. The Company achieved two of the three secondary performance objectives set for fiscal 2016 (based on Net Income from Operations, as a percentage of Net Sales), thus 50% of the shares granted to executive officers and others on January 31, 2016 are eligible for vesting and the remaining 50% of the shares granted were forfeited as of March 20, 2017.

Non-performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan are not subject to performance objectives and vest over a period of four years as follows: 20% on January 28, 2017, 20% on February 3, 2018, 30% on February 2, 2019, and 30% on February 1, 2020. Shares granted, net of forfeitures, for fiscal 2016 are disclosed in the Grants of Plan-Based Awards table shown on page 18.

The Compensation Committee has considered the application of the Internal Revenue Code, which disallows a public company’s deduction for top executive’s compensation in excess of $1,000,000. Although the grants of non-performance based Non-Vested Stock may not be deducted to the extent an executive's compensation exceeds $1,000,000, the Committee still intends that compensation payable to its executive officers be deductible for income tax purposes to the maximum extent possible, while still allowing the Company to achieve its overall compensation and retention goals.

Stock Options

There were no stock options granted in fiscal 2016 to any executive officer, employee, or director.

Employment Agreements

The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time. Each executive officer listed in the Summary Compensation Table receives a salary plus a cash incentive, based on achievements in key performance categories, and Non-Vested Stock. In addition, the Compensation Committee retains the authority to award discretionary bonuses to executive officers. For fiscal 2016, the base salary for each executive officer was as follows:  Dennis H. Nelson - $999,996, Karen B. Rhoads - $400,000, Kari G. Smith - $438,000, Brett P. Milkie - $420,000, and Robert M. Carlberg - $416,000. Incentive cash bonuses are paid annually in accordance with established management incentive plans, which are approved by stockholders for each respective fiscal year. Discretionary bonuses are paid only if the Compensation Committee, in its sole judgment, determines that such bonuses are necessary and appropriate. (See “Report of the Compensation Committee”)

Bonuses are payable before April 15 of the year following the year to which they relate and are contingent upon the employee being employed by the Company on the last day of the fiscal year for which the bonus was earned. For purposes of computing incentive cash bonuses for all executive officers identified in the Summary Compensation Table, "Profits" mean Pre-Bonus, Pre-Tax Net Income, which is defined as net income from operations, excluding administrative and store manager percentage bonuses.

Related Party Transactions

The total amount owed to the Company by the Hirschfeld Family Trust is $1,245,000 ($600,000 principal plus $645,000 of accrued interest). The loans are repayable with interest at the rate of 5% per annum and are represented by promissory notes dated July 27, 1994, July 14, 1995, and July 16, 1996, and are secured pursuant to, and in accordance with, the terms of a collateral assignment dated July 27, 1994, pursuant to which Jeffrey L. Orr, as Trustee, has assigned and conveyed to the Company, as security for the loan, all of the Trust’s right, title, and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld. The 1996 loan completed the planned periodic premium payments due on the insurance policy, requiring no additional loans.

Dennis H. Nelson, President, Chief Executive Officer, and Director, is related to the following employees of the Company: son-in-law, Thomas B. Heacock, Vice President of Finance, Treasurer, and Corporate Controller and daughter, Carissa N. Crocker, Divisional Merchandise Manager of Men’s Denim and Casual Bottoms. Karen B. Rhoads, Senior Vice President of Finance, Chief Financial Officer, and Director, is related to the following employee of the Company: sister, Diane L. Applegate, Vice President of Supply Chain and Merchandising Operations. For fiscal 2016, these three individuals received aggregate cash compensation from the Company in the amount of $867,377.

Other Compensation

The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall executive compensation program. The Company’s executive officers are offered the opportunity to defer a portion of their annual base salary and annual bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e. participation is limited to the Company’s President and other executive officers) non-qualified deferred compensation plan, both of which include Company matching contributions. The Compensation Committee views these deferral plans more as an individual retirement planning option for the employees and not as a long-term compensation program. The amount of Company matching contributions for each named executive officer is reported in a footnote to the Summary Compensation Table.

The Company provided limited personal use of the Company’s airplane to the President and Chief Executive Officer. The amount of this benefit is reported as a footnote to the Summary Compensation Table.

Potential Payments Upon Change in Control

The “Restricted Stock Agreement” pursuant to which Non-Vested Stock is granted under the Company’s Amended and Restated 2005 Restricted Stock Plan contains provisions providing for the immediate vesting of all non-vested shares, for which performance objectives, if applicable, have been achieved and certified, upon the occurrence of a Change in Control or in the event employment with the Company is terminated by the Company for other than Good Cause or if the employee terminates his or her employment for Good Reason.

Generally a Change in Control is deemed to occur upon:

•
Any acquisition (other than by an employee benefit plan sponsored or maintained by the Company, or by Daniel J. Hirschfeld, or any member of his family) of 25% or more of the then outstanding voting securities of the Company, or 25% or more of the total value of all equity securities, if, at the time of such acquisition, Daniel J. Hirschfeld, members of his family, and his affiliates own less than 50% of the outstanding voting securities of the Company or less than 50% of the total value of all equity securities of the Company;

•
If individuals who, as of the effective date of each plan, constitute the Board of Directors of the Company, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the current members or their successors, cease for any reason to constitute at least a majority of the Board of Directors; or

•
Approval by the stockholders of the Company of a merger, reorganization, or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock of the Company immediately before the merger, reorganization, or consolidation, do not, after such merger, reorganization, or consolidation, beneficially own, directly or indirectly, more than 60% of respectively, the then outstanding Common Shares and the combined voting power other than outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such merger, reorganization, or consolidation, or approval by the stockholders of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

Generally, pursuant to the Restricted Stock Agreement, “Good Cause” includes:

•	dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance;

•	conviction of a criminal violation involving fraud or dishonesty; or

•	material breach of the terms of any agreement between the employee and the Company.

Generally, pursuant to the Restricted Stock Agreement, “Good Reason” is deemed to exist when there is a:

•	significant reduction in the scope of the employee’s authority;

•	reduction in the employee's rate of base pay;

•	the Company changes the principal location in which employee is required to perform services; or

•
the Company terminates or amends any incentive plan or retirement plan that, when considered in the aggregate with any substitute plan or plans, the incentive plans and retirement plans fail to provide the employee with the level of benefits equivalent to at least 90% of the value of the level of benefits provided in the aggregate by the plans existing at the date of the Change in Control.

If a Change in Control were to take place as of January 28, 2017, or if the executives were to be terminated without Good Cause or resigned for Good Reason at such date, the estimated benefits that would be provided are as follows:

Name	Maximum Value of Accelerated Vesting of Stock Options ($)	Maximum Value of Accelerated Vesting of Non-Vested Shares ($)	Total ($)

Dennis H. Nelson	—	2,022,120	2,022,120
Karen B. Rhoads	—	332,294	332,294
Kari G. Smith	—	358,392	358,392
Brett P. Milkie	—	332,294	332,294
Robert M. Carlberg	—	332,294	332,294

Executive Compensation for Fiscal 2017

For fiscal 2017, the compensation program for all executive officers will include all of the elements set forth above under the caption "Elements of Executive Compensation" which described the fiscal 2016 Compensation Program. Information concerning specific elements for fiscal 2017 are as follows:

Salaries for Fiscal 2017

Base salaries for fiscal 2017 for the executive officers included in the Summary Compensation Table are as follows:

Name	Base Salary ($)

Dennis H. Nelson	999,996
Karen B. Rhoads	412,000
Kari G. Smith	451,000
Brett P. Milkie	432,000
Robert M. Carlberg	428,000

Incentive Cash Bonuses under the 2017 Management Incentive Plan

Incentive cash bonuses are proposed to be paid in accordance with the 2017 Management Incentive Plan, which Plan is subject to the approving vote of the stockholders at the Annual Meeting. Reference is made to Proposal 3 and Exhibit A for a full description of the 2017 Management Incentive Plan.

Discretionary Cash Bonuses

The Compensation Committee will retain the authority to award discretionary cash bonuses if deemed necessary and appropriate.

Non-Vested Stock

Non-Vested Stock was granted by the Compensation Committee in accordance with the Amended and Restated 2005 Restricted Stock Plan, which Plan was approved by stockholders at the Annual Meeting of Stockholders of the Company held on May 31, 2013. The Amended and Restated 2005 Restricted Stock Plan permits the Company, acting by the Compensation Committee, to grant awards of Non-Vested Stock, including performance awards that qualify as "performance based compensation" within the meaning of Section 162(m) of the Code. The Amended and Restated 2005 Restricted Stock Plan grants the Compensation Committee the authority to determine and select the Performance Criteria and the applicable Performance Period, and to establish Performance Goals, without further stockholder approval, so long as the Performance Criteria, Performance Period, and Performance Goals are consistent with the Amended and Restated 2005 Restricted Stock Plan as approved by the stockholders.

As of January 29, 2017, the Compensation Committee granted shares of Non-Vested Stock pursuant to the Amended and Restated 2005 Restricted Stock Plan to the executive officers as follows:

Name	Performance Based Shares (#)	Non-Performance Based Shares (#)	Total Number of Non-Vested Shares (#)

Dennis H. Nelson	120,000	—	120,000
Karen B. Rhoads	15,000	2,400	17,400
Kari G. Smith	16,000	2,800	18,800
Brett P. Milkie	15,000	2,400	17,400
Robert M. Carlberg	15,000	2,400	17,400

For fiscal 2017, as shown in the above table, the Company awarded both performance based and non-performance based shares. Performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan will vest according to performance objectives whereby 50% of the shares granted will vest over four years if the Company achieves the Target (as established by the Compensation Committee) for fiscal 2017 Pre-Bonus Net Income, the next 25% of the shares granted will vest over four years if the Company’s fiscal 2017 Pre-Bonus Net Income increases at least 2.5% over the Target, and the final 25% of the shares granted will vest over four years if the Company’s fiscal 2017 Pre-Bonus Net Income increases at least 5.0% over the Target. If the Company does not achieve a 2.5% increase over the Target for Pre-Bonus Net Income, 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 12.0% of Net Sales for the fiscal year, an additional 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 14.0% of Net Sales for the fiscal year, and another 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 16.0% of Net Sales for the fiscal year. The remaining 25% of the shares granted will be forfeited if the Company does not achieve a 2.5% increase over the Target for Pre-Bonus Net Income for the fiscal year. Upon the Compensation Committee’s certification of the achievement of the performance results, 20% of the Non-Vested Stock Shares would vest immediately, with 20% vesting on February 2, 2019, 30% on February 1, 2020, and 30% on January 30, 2021. Non-performance based shares awarded under the Amended and Restated 2005 Restricted Stock are not subject to performance objectives and will vest over a period of four years as follows: 20% on February 3, 2018, 20% on February 2, 2019, 30% on February 1, 2020, and 30% on January 30, 2021. The participant must remain in the employ of the Company on the vesting date in order to become vested in both the performance based and the non-performance based shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, Chief Financial Officer, and each of the three next most highly compensated executive officers of the Company for the fiscal year ended January 28, 2017:

SUMMARY COMPENSATION TABLE

Name and		Salary	Bonus	Stock Awards	Option Awards	Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (2)	($)	($)	($)	($) (1)	($)

Dennis H. Nelson	2016	999,996	505,000	1,648,360	—	—	—	126,365	3,279,721
President	2015	999,996	840,382	2,387,130	—	—	—	116,764	4,344,272
and CEO	2014	999,000	1,349,093	2,038,720	—	—	—	159,124	4,545,937

Karen B. Rhoads	2016	400,000	150,000	281,358	—	—	—	23,720	855,078
Senior Vice President	2015	387,000	184,884	380,925	—	—	—	25,674	978,483
of Finance and CFO	2014	375,000	269,819	332,400	—	—	—	26,685	1,003,904

Kari G. Smith	2016	438,000	160,000	306,936	—	—	—	25,143	930,079
Executive Vice President	2015	424,000	199,591	406,320	—	—	—	27,117	1,057,028
of Stores	2014	410,000	286,682	354,560	—	—	—	27,614	1,078,856

Brett P. Milkie	2016	420,000	150,000	281,358	—	—	—	24,259	875,617
Senior Vice President	2015	408,000	184,884	380,925	—	—	—	26,225	1,000,034
of Leasing	2014	395,000	269,819	332,400	—	—	—	27,242	1,024,461

Robert M. Carlberg	2016	416,000	150,000	281,358	—	—	—	24,143	871,501
Senior Vice President	2015	400,000	184,884	380,925	—	—	—	21,151	986,960
of Men's Merchandising	2014	385,000	269,819	332,400	—	—	—	24,008	1,011,227

(1)
Fiscal 2016 amounts include the Company's matching contribution into the 401(k) profit sharing plan for the plan year ended December 31, 2016. The Company matched 50% of the employees' deferrals not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations. These amounts also include the Company’s matching contribution into The Buckle, Inc. Non-Qualified Deferred Compensation Plan, covering the executive officers for the plan year ended December 31, 2016. The Company matched 45% of each officer’s deferrals, except for the President whose match was 60% of deferrals, not exceeding 6% of gross earnings. For fiscal 2016, Other Compensation for Dennis H. Nelson also includes $52,071 of value added to earnings for personal usage of the Company’s airplanes.

(2)
Reflects the grant date fair value of performance based shares for which the performance objectives were achieved, plus the grant date fair value of the non-performance based shares. Such value is computed in accordance with FASB ASC 718, Compensation-Stock Compensation, see Note J in the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K. For fiscal 2016, the Company achieved two of the three secondary performance goals, resulting in the eligibility for vesting for 50% of the shares of the performance based Non-Vested Stock granted for fiscal 2016 and the forfeiture of the remaining 50% of the fiscal 2016 grants, according to the terms of the Plan. For the non-performance based Non-Vested Stock, all shares are eligible for vesting.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, as to our named executive officers, information concerning Non-Vested Stock granted during the fiscal year ended January 28, 2017, net of shares forfeited due to the Company not achieving all of the performance objectives required for the full vesting of the shares granted January 31, 2016:

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/SH)

Dennis H. Nelson	1/31/2016	—	—	—	—	—	—	58,000	—	N/A
Karen B. Rhoads	1/31/2016	—	—	—	—	—	—	9,900	—	N/A
Kari G. Smith	1/31/2016	—	—	—	—	—	—	10,800	—	N/A
Brett P. Milkie	1/31/2016	—	—	—	—	—	—	9,900	—	N/A
Robert M. Carlberg	1/31/2016	—	—	—	—	—	—	9,900	—	N/A

For fiscal 2016, the Company achieved two of the three secondary performance goals, resulting in the eligibility for vesting for 50% of the shares of the performance based Non-Vested Stock granted for fiscal 2016 and the forfeiture of the remaining 50% of the fiscal 2016 grants of performance based shares, according to the terms of the Plan. All grants of non-performance based Non-Vested Stock are eligible for vesting, according to the terms of the Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of the Company’s named executive officers as of January 28, 2017 and the number of shares of Non-Vested Stock that have not vested as of January 28, 2017 and the market value of those shares as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Dennis H. Nelson	—	—	—	N/A	N/A	98,400	2,022,120	—	—
Karen B. Rhoads	—	—	—	N/A	N/A	16,170	332,294	—	—
Kari G. Smith	—	—	—	N/A	N/A	17,440	358,392	—	—
Brett P. Milkie	—	—	—	N/A	N/A	16,170	332,294	—	—
Robert M. Carlberg	—	—	—	N/A	N/A	16,170	332,294	—	—

There have been no stock options granted to executive officers since fiscal 2004, and, as of January 28, 2017, all stock options granted to the named executive officers were vested and fully exercised, resulting in no reported exercisable or unexercisable options in the above table. The shares of performance based Non-Vested Stock vest over a 4 year period with 20% vesting upon certification of achievement of performance objectives and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends. For fiscal 2016, the Company achieved two of the three secondary performance objectives, resulting in the eligibility for vesting for 50% of the shares of performance based Non-Vested Stock granted for fiscal 2016 and the forfeiture of the remaining 50% of the fiscal 2016 grants of performance based shares, according to the terms of the Plan. The shares of non-performance based Non-Vested Stock vest over a 4 year period with 20% on the last day of the fiscal year for which they are granted and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends, according to the terms of the Plan.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock options exercised and Non-Vested Stock acquired on vesting, for each of the Company’s named executive officers, during the fiscal year ended January 28, 2017, and the value realized upon exercise and vesting of the options and shares, respectively:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Dennis H. Nelson	—	—	34,200	825,010
Karen B. Rhoads	—	—	5,730	137,252
Kari G. Smith	—	—	6,160	147,388
Brett P. Milkie	—	—	5,730	137,252
Robert M. Carlberg	—	—	5,730	137,252

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings, distributions, and balances for each of the named executive officers under the Company’s non-qualified deferred compensation plan for the fiscal year ended January 28, 2017:

	Executive Contributions Last FY	Registrant Contributions Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($) (1)	($) (1) (2)	($) (3)	($)	($)

Dennis H. Nelson	110,573	66,344	96	—	5,482,537
Karen B. Rhoads	35,105	15,770	196,422	—	1,313,601
Kari G. Smith	38,271	17,193	211,741	—	1,349,999
Brett P. Milkie	72,594	16,309	294,001	—	2,562,108
Robert M. Carlberg	36,058	16,193	225,044	—	1,285,958

(1)	Amounts have been reported as compensation in the Summary Compensation Table.

(2)	Consists of amounts earned for the plan year ended December 31, 2016, but not credited to the participant’s account until paid in fiscal 2017.

(3)	Amounts not included in the Summary Compensation Table, as they do not represent above-market or preferential earnings on compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation and Other Information” and is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement.

John P. Peetz, III, Chairman	Robert E. Campbell	Bill L. Fairfield
Bruce L. Hoberman	Michael E. Huss	James E. Shada

Proposal 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended January 28, 2017 and January 30, 2016, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Subject to stockholder ratification, the Audit Committee has re-appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as independent registered public accountants to audit the financial statements of the Company for the fiscal year ended February 3, 2018. Deloitte & Touche LLP has served as the independent auditors of the Company since December 1990.

Aggregate fees billed to the Company for services rendered were $536,449 and $532,191 for the years ended January 28, 2017 and January 30, 2016, respectively, and were composed of the following:

Audit Fees
The aggregate fees and expenses billed for the audit of the Company’s annual financial statements for the fiscal years ended January 28, 2017 and January 30, 2016, for services related to the audit of the company’s internal control over financial reporting, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years were $440,000 and $430,000, respectively.

Audit-Related Fees
The aggregate fees billed for audit-related services for the fiscal years ended January 28, 2017 and January 30, 2016 were $24,500 and $24,000, respectively. These fees relate to the audit of the Company’s 401(k) Plan for the plan years ended December 31, 2015 and 2014, as well as services provided in connection with certain SEC filings for fiscal 2016 and fiscal 2015.

Tax Fees
The aggregate fees billed for tax services for the fiscal years ended January 28, 2017 and January 30, 2016 were $71,949 and $78,191, respectively. These fees relate to services provided for the preparation of state and federal income tax returns in fiscal 2016 and 2015. For fiscal 2016, the fees also included services related to amending of certain federal and state income tax returns. For fiscal 2015, the fees also included services related to consultation on state tax transfer pricing as well as other consultation services.

All Other Fees
The aggregate fees for services not included above were $0 for the fiscal years ended both January 28, 2017 and January 30, 2016.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 2, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal 3

PROPOSAL TO APPROVE THE COMPANY’S 2017 MANAGEMENT INCENTIVE PLAN

The Board of Directors believes that the continued success of the Company depends on its ability to attract, retain, and motivate key employees. Accordingly, the Compensation Committee of the Board of Directors has reviewed the Company’s executive incentive compensation program and recommends that the Company’s stockholders approve the 2017 Management Incentive Plan (the “2017 Incentive Plan”). In order for payment of certain incentive awards to be deductible under the current Internal Revenue Code (the “Code’), such awards must be paid under a plan like the 2017 Incentive Plan. The 2017 Incentive Plan is set forth in Exhibit “A” to this proxy statement.

The following discussion is qualified in its entirety by reference to the text of the 2017 Incentive Plan.

Background

The 2017 Incentive Plan is a revision to the 2016 Management Incentive Plan approved by the stockholders of the Company at the Annual Meeting held in 2016 (the “2016 Incentive Plan”). The 2017 Incentive Plan is a one-year plan designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance. The 2016 Incentive Plan was also a one-year plan designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance.

The goals of the Compensation Committee with regard to cash compensation are:

•	to establish base salaries at a competitive level; and

•	to establish a cash bonus program that rewards performance.

Description of the Incentive Plan

The 2017 Incentive Plan is administered by the Compensation Committee of the Board of Directors. In administering the 2017 Incentive Plan, all decisions and determinations must be made solely by the members of the Compensation Committee who are “Outside Directors” as defined in Section 162(m) of the Code.

The Committee’s powers include authority, within the limitations set forth in the 2017 Incentive Plan, to:

•	select the persons to be granted Cash Awards;

•	determine the time when Cash Awards will be granted;

•	determine whether objectives and conditions for earning Cash Awards have been met; and

•	determine whether payment of Cash Awards will be made at the end of an award period or deferred.

Any employee of the Company whose performance the Compensation Committee determines can have a significant effect on the success of the Company - designated a Key Employee by the Plan - will be granted an annual incentive Cash Award under the 2017 Incentive Plan. Because the number of Key Employees may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the 2017 Incentive Plan during its term. However, it is anticipated that ten persons will receive Cash Awards for fiscal 2017 under the 2017 Incentive Plan.

The 2017 Incentive Plan includes the creation of a Bonus Pool as a cash incentive for executives. This Bonus Pool will be calculated utilizing Pre-Bonus Net Income as the key performance metric. Dollars will be added to the Bonus Pool in two methods: (i) 1.2% of fiscal 2017's Pre-Bonus Net Income ("Applicable Percentage Amount") will be included as a Base Amount; and (ii) if fiscal 2017's Pre-Bonus Net Income exceeds the Company's Target Pre-Bonus Net Income Amount, then a percentage of the amount above the Target will be added to the Base Amount in calculating total Bonus Pool, as outlined in Exhibit A. Bonus Pool Awards pursuant to the 2017 Incentive Plan will be in addition to base salaries.

Cash Awards

Each participant in the 2017 Incentive Plan shall receive a Cash Award equal to 100% of the participant’s share of the Bonus Pool. The President’s share of the Bonus Pool is 37 points (approximately 37% of the allocated points) and the share of each other participant in the Bonus Pool shall be determined by the President prior to the first day of each plan year (or immediately upon adoption of the Plan).

No Cash Award payment for the year may be made to an executive until the Company’s Pre-Bonus Net Income for the year is certified by the Compensation Committee. A Participant shall not be entitled to receive payment of an Award unless such participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned.

Amendments

The Committee may amend the 2017 Incentive Plan from time to time, provided that no amendment to the 2017 Incentive Plan shall be effective unless approved by the Company’s stockholders, to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to awards which are intended to qualify under that Section.

New Plan Benefits

No Cash Awards have been granted under the 2017 Incentive Plan, and it is not determinable what Cash Awards will be received by any employee under the 2017 Incentive Plan. However, the following table provides information concerning the Cash Award that would have been received by each of the following persons and groups for the last completed fiscal year had the 2017 Incentive Plan been in effect:

Name	Cash Award ($)

Dennis H. Nelson	778,971
Karen B. Rhoads	174,742
Kari G. Smith	190,532
Brett P. Milkie	174,742
Robert M. Carlberg	174,742
All Executive Officers (10 persons)	2,105,327
Non-Executive Officer Directors (0 persons)	—

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2017 MANAGEMENT INCENTIVE PLAN.

Proposal 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company historically has presented its yearly Management Incentive Plans to stockholders for approval, as it is doing this year in Proposal 3. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission, the Company is also required to provide stockholders with the opportunity to cast periodic advisory votes on overall executive compensation.

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is seeking an advisory vote from stockholders to approve our named executive officer compensation, as set forth herein. The Company and the Board of Directors welcome the stockholders’ views on this subject and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on the Board of Directors or the Company.

As described in detail under the heading “Executive Compensation,” the Company’s executive compensation plan is designed to attract, motivate, and retain highly qualified executives. The Company’s compensation philosophy is that each member in a position to make the Company succeed should be rewarded for success and, as such, the Company’s compensation plan should provide a relationship between the compensation earned by executive officers and the creation of value for stockholders. As a result, a substantial portion of compensation for the Company’s named executive officers is earned through incentive compensation under annual Management Incentive Plans and annual grants of Non-Vested Stock. The Management Incentive Plan is presented for stockholder approval each year.

The Board of Directors is asking the Company’s stockholders to indicate their support for the named executive officers’ overall compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, the Company’s stockholders will be asked at the Annual Meeting to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosure in the proxy statement.”

WITH RESPECT TO PROPOSAL 4, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE RESOLUTION ABOVE TO APPROVE EXECUTIVE COMPENSATION.

Proposal 5

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Board of Directors also is providing stockholders with the opportunity to cast an advisory vote on how frequently the Company should seek an advisory vote on the compensation of named executive officers in the future.

By voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The Board of Directors has determined that holding an advisory vote on overall executive compensation every three years is the most appropriate policy for the Company at this time. As a result, the Board of Directors recommends that stockholders vote for future advisory votes on executive compensation to occur every three years. As noted above, the Company historically has presented its Management Incentive Plan to the stockholders for approval every year. The Company expects to continue this practice for the foreseeable future. Consequently, the Board of Directors believes that it already receives substantial feedback on executive compensation each year through stockholder consideration of these items. The Board of Directors believes an additional advisory vote on overall compensation every three years will be an effective way to obtain further information from stockholders, while minimizing potential burdens and distractions that could accompany a more frequent vote. In addition, an advisory vote on overall compensation every three years will allow adequate time for the Company to respond to stockholders’ feedback and to engage with stockholders to understand and respond to the vote results.

Stockholders will be able to specify one of four choices for Proposal 5 on the proxy card: one year, two years, three years, or abstain. Stockholders are not being asked to approve or disapprove the recommendation of the Board of Directors, but rather to indicate their own choice from among the frequency options. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for future advisory votes on executive compensation that has been selected by stockholders. Because this vote is advisory, it is not binding on the Board of Directors or the Company. However, the Board of Directors values the opinions of the Company’s stockholders and will consider the outcome of the vote when setting the frequency of future advisory votes on executive compensation.

WITH RESPECT TO PROPOSAL 5, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE THREE YEAR ALTERNATIVE SET OUT ON THE PROXY CARD.

Proposal 6

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION
TO ADD ARTICLE XI REGARDING LIMITATIONS ON LIABILITY OF DIRECTORS

The proposed amendment, adding Article XI as described below regarding limitation of liability of directors, reflects a concern with (1) the extent of stockholder litigation in recent years, (2) increased difficulty and other complications relating to obtaining adequate directors' and officers' liability insurance, and (3) increased vulnerability of directors to potentially large claims for monetary damages, which may discourage them from fully and freely carrying out their duties. The Board of Directors believes that the addition of this provision to the Articles of Incorporation is necessary to reflect developments in the law so as to attract and retain qualified directors and encourage them to fully and freely fulfill their duties.
On March 20, 2017, the Board of Directors approved adoption of an amendment to the Company's Articles of Incorporation recommending that the stockholders consider and approve such amendment to the Company's Articles by adding Article XI with regard to limitation of personal liability for directors. The Nebraska Model Business Corporation Act authorizes Nebraska corporations, such as the Company, to protect directors against personal liability and expenses, subject to certain limitations prescribed by law.
As of January 1, 2017, the state of Nebraska implemented the new Nebraska Model Business Corporation Act, including provisions on liability limitations, which was substantially updated from the prior Nebraska Business Corporation Act. A primary purpose of the proposed amendment is to update the Company's Articles of Incorporation to reflect current provisions of the new Nebraska Model Business Corporation Act.
The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the proposed amendment.
Article XI of the Articles of Incorporation would read as set forth below:
"A director of the corporation shall have no personal liability to the corporation or to the shareholders of the corporation for money damages for any action taken, or for any failure to take any action, as a director of the corporation, except liability for (a) the amount of a financial benefit received by such director to which such director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders of the corporation, (c) a violation of Section 21-2,104 of the Nebraska Model Business Corporation Act, and (d) an intentional violation of criminal law. If the Nebraska Model Business Corporation Act hereafter is amended to authorize further limitations on or eliminations of the personal liability of a director of a corporation incorporated under the Nebraska Model Business Corporation Act, then the personal liability of each director of the corporation shall be limited or eliminated to the fullest extent permitted by the Nebraska Model Business Corporation Act as so amended from time to time."
Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 6, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION BY ADDING ARTICLE XI REGARDING LIMITATIONS OF LIABILITY.

Proposal 7

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION
TO ADD ARTICLE XII WITH REGARD TO PROVISIONS OF INDEMNIFICATION

The proposed amendment, adding Article XII as described below regarding indemnification of directors reflects a concern with (1) the extent of stockholder litigation in recent years, (2) increased difficulty and other complications relating to obtaining adequate directors' and officers' liability insurance, and (3) increased vulnerability of directors to potentially large claims for monetary damages, which may discourage them from fully and freely carrying out their duties. The Board of Directors believes that the addition of this provision to the Articles of Incorporation is necessary to reflect developments in the law so as to attract and retain qualified directors and encourage them to fully and freely fulfill their duties.
On March 20, 2017, the Board of Directors approved adoption of an amendment to the Company's Articles of Incorporation recommending that the stockholders consider and approve such amendment to the Company's Articles by adding Article XII with regard to the indemnification provisions. Indemnification is the practice by which a corporation holds harmless from liability and pays the expenses of directors and officers who are named as defendants or otherwise involved in litigation relating to their activities on behalf of the corporation. The Nebraska Model Business Corporation Act authorizes Nebraska corporations such as the Company to indemnify directors against liability and pay expenses, subject to certain limitations prescribed by law.
As of January 1, 2017, the state of Nebraska implemented the new Nebraska Model Business Corporation Act, including provisions on liability limitations, which was substantially updated from the prior Nebraska Business Corporation Act. A primary purpose of the proposed amendment is to update the Company's Articles of Incorporation to reflect current provisions of the new Nebraska Model Business Corporation Act.
The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the proposed amendment.
Article XII of the Articles of Incorporation would read as set forth below:
"The corporation shall, and by virtue of the provisions of this Article XII is obligated to, indemnify each director of the corporation to the fullest extent permitted by law in accordance with Section 21-2,111 of the Nebraska Model Business Corporation Act for liability, as defined in Section 21-2,110 of the Nebraska Model Business Corporation Act, to any person for any action taken, or any failure to take any action, as a director of the corporation except liability for (a) receipt of a financial benefit to which such director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders of the corporation, (c) a violation of Section 21-2,104 of the Nebraska Model Business Corporation Act, and (d) an intentional violation of criminal law. The foregoing provisions of this Article XII shall be deemed to satisfy the requirements for authorization referred to in Subsection (c) of Section 21-2,113 and in Subsection (c) of Section 21-2,115 of the Nebraska Model Business Corporation Act and shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Section 21-2,113 of the Nebraska Model Business Corporation Act to the fullest extent permitted by law."

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 7, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION BY ADDING ARTICLE XII REGARDING PROVISIONS OF INDEMNIFICATION.

Proposal 8

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION
TO ADD ARTICLE XIII WITH REGARD TO THE VOTING THRESHOLD REQUIRED FOR STOCKHOLDERS TO CALL A SPECIAL MEETINGS OF STOCKHOLDERS

The proposed amendment, adding Article XIII as described below regarding special meetings of the stockholders, specifies that stockholders may call a special meeting of the stockholders only if they hold at least 25% of the outstanding shares of Common Stock.
On March 20, 2017, the Board of Directors approved adoption of an amendment to the Company's Articles of Incorporation recommending that the stockholders consider and approve such amendment to the Company's Articles by adding Article XIII with regard to the voting threshold required for stockholders to call a special meeting of the stockholders. The Nebraska Model Business Corporation Act authorizes Nebraska corporations, such as the Company, to set forth such requirements, subject to certain limitations prescribed by law.
As of January 1, 2017, the state of Nebraska implemented the new Nebraska Model Business Corporation Act, which was substantially updated from the prior Nebraska Business Corporation Act. A primary purpose of the proposed amendment is to update the Company's Articles of Incorporation to reflect current provisions of the new Nebraska Model Business Corporation Act. Under the new Nebraska Model Business Corporation Act, unless a corporation's Articles of Incorporation provide otherwise, stockholders may call a special meeting of the stockholders if they hold at least 10% of the outstanding stock of the corporation. However, the new Nebraska Model Business Corporation Act allows corporations to increase this threshold up to 25% if the higher threshold is included in the corporation's Articles of Incorporation.
The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the proposed amendment and to increase the threshold as permitted by the new Nebraska Model Business Corporation Act.
Article XIII of the Articles of Incorporation would read as set forth below:
"Special meetings of the shareholders, for any purpose, may be called by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than 25% of all the outstanding shares of the corporation entitled to vote at the meeting in accordance with the requirements of Section 21-254 of the Nebraska Model Business Corporation Act."
Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 8, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION BY ADDING ARTICLE XIII REGARDING THE VOTING THRESHOLD REQUIRED FOR STOCKHOLDERS TO CALL A SPECIAL MEETING OF THE STOCKHOLDERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of six members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards.

The Company’s Board of Directors has adopted a charter for the Audit Committee that specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. A copy of the Audit Committee Charter is also available free of charge on the Company’s website, www.buckle.com, or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE  68848.

The Audit Committee has reviewed and discussed the Company’s January 28, 2017 audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU Section 380, Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200-T.

The Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526 (communicating with Audit Committees concerning independence) and has discussed with Deloitte & Touche LLP their independence from the Company. The audit committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the January 28, 2017 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017 to be filed with the Securities and Exchange Commission.

This report was submitted by the Audit Committee of the Board, which during the fiscal year ended January 28, 2017 was comprised of:

Bill L. Fairfield, Chairman	Robert E. Campbell	Bruce L. Hoberman
Michael E. Huss	John P. Peetz, III	James E. Shada

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

PROPOSALS FOR 2018 ANNUAL MEETING

Although the date for the Annual Stockholders' meeting to be held in 2018 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which stockholders’ proposals must be received by the Company in order to be included in next year's proxy statement. According to those rules, a stockholder's proposal should be received by the Company at its office in Kearney, Nebraska on or before December 19, 2017.

By Order of the Board of Directors
Kyle L. Hanson, Secretary

April 18, 2017

EXHIBIT A

THE BUCKLE, INC.
2017 MANAGEMENT INCENTIVE PLAN

1.	PURPOSES

The purpose of The Buckle, Inc. 2017 Management Incentive Plan is to reward the Company’s Executive Officers for increasing stockholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increases in stockholder value.

2.	DEFINITIONS

A.	“Applicable Percentage Amount” means 1.20% of the current fiscal year Pre-Bonus Net Income.

B.
“Bonus Pool” means the amount calculated each Plan Year equal to: (i) the Applicable Percentage Amount plus (ii) the amount determined by multiplying the Increase in Pre-Bonus Net Income over the Target Amount by the current Plan Year Pre-Bonus Net Income Factor (based on the Increase in Pre-Bonus Net Income over the Target Amount).

C.	“Cash Award” or "Award" means any cash incentive payment made under the Plan.

D.	“Code” means the Internal Revenue Code of 1986, as amended.

E.	“Committee” means the Compensation Committee of The Buckle, Inc.’s Board of Directors, or such other committee designated by that Board of Directors.

F.	“Company” means The Buckle, Inc. and its subsidiary.

G.	“Executive Officers” means the officers of the Company designated as executive officers in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.

H.	“GAAP” means generally accepted accounting principles consistently applied.

I.	“Increase” means the amount by which the Company’s Pre-Bonus Net Income in the current Plan Year exceeds the Target Amount.

J.	“Participant” means any individual to whom an Award is granted under the Plan.

K.	“Plan” means this Plan, which shall be known as The Buckle, Inc. 2017 Management Incentive Plan.

L.	“Plan Year” means a fiscal year of the Company.

M.
“Pre-Bonus Net Income” means Pre-Bonus, Pre-Tax Net Income, which means the Company’s net income from operations after the deduction of all expenses, excluding  (i) administrative and store manager percentage bonuses; (ii) book accruals for all Restricted Stock Compensation expense; and (iii) income taxes. In addition, “Pre-Bonus, Pre-Tax Net Income” shall exclude the full effect of any unusual, non-recurring or infrequent item of expense, including, but not limited to, an impairment charge, a restructuring charge, a change to generally accepted accounting principles, a regulatory change, a fine, a judgment, or related litigation costs, if any such unusual, non-recurring, and infrequent item exceeds $1,000,000.

N.
“Pre-Bonus Net Income Factor” means the factor set forth below with respect to the Increase in Pre-Bonus Net Income over the Target Amount, with each percentage being applied incrementally to dollars of growth in Pre-Bonus Net Income over the Target Amount in the current Plan year.

Increase in Pre-Bonus Net Income	Pre-Bonus Net Income Factor

> 0% to 10.0%	10.0%
> 10.0% to 15.0%	9.0%
> 15.0% to 20.0%	8.0%
> 20.0% to 25.0%	7.0%
> 25.0% to 30.0%	6.0%
> 30.0% to 45.0%	5.0%
> 45%	4.0%

O. “Target Amount” means the amount established each fiscal year by the Compensation Committee with regard to Pre-Bonus Net Income. For the 2017 Management Incentive Plan, the Target was set at $200,000,000.

3.	ADMINISTRATION

A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;

(iii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify under Section 162(m) of the Code);

(iv)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Section 162(m) of the Code, only as permitted under that section);

(v)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any Award notice;

(vi)	take any and all actions it deems necessary or advisable for the proper administration of the Plan;

(vii)	adopt such Plan procedures, regulations, sub-plans, and the like as it deems are necessary to enable Executive Officers to receive Awards; and

(viii)
amend the Plan at any time and from time to time, provided however than no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code with respect to Awards which are intended to qualify under that section.

B. In administering the Plan, all decisions and determinations of the Committee shall be made solely by the members of the Committee who are "outside directors" as defined in section 162(m) of the Code and the applicable rules and regulations thereunder.

4.	ELIGIBILITY

All Executive Officers are eligible to become a Participant in the Plan.

5.	CASH AWARDS

A.
Each Participant in the Plan shall receive a Cash Award calculated to be equal to 100% of the Participant’s share of the Bonus Pool. The President’s share of the Bonus Pool shall be 37 points (approximately 37% of the allocated points) and the share of each other Participant in the Bonus Pool shall be determined by the President prior to the first day of each Plan Year (or immediately upon adoption of the Plan).

B.
No payment of a Cash Award for the year may be made to an Executive Officer until the Company’s Pre-Bonus Net Income for the year is certified by the Committee. A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned.

C.	The Company shall withhold all applicable federal, state, local, and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Cash Award.

6.	GENERAL

A.
Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

B.
Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of the Plan shall not be deemed to give any Executive Officer or other individual the right to be selected as a Participant or to be granted an Award.

C.	To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater that the rights of an unsecured creditor of the Company.

D.	The Plan shall be governed by and construed in accordance with the laws of the State of Nebraska.

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		Â	Â	Â
1.	Election of directors
Nominees
01 D. Hirschfeld
02 D. Nelson
03 K. Rhoads
04 R. Campbell
05 B. Fairfield
06 B. Hoberman
07 M. Huss
08 J. Peetz
09 J. Shada

The Board of Directors recommends that you vote FOR proposals 2, 3, and 4.						For	Against	Abstain
2.	Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending February 3, 2018.					Â	Â	Â
3.	Proposal to approve the Company's 2017 Management Incentive Plan.					Â	Â	Â
4.	Proposal to hold an advisory vote on overall compensation of named executive officers.					Â	Â	Â
The Board of Directors recommends that you vote FOR the three year option in proposal 5.					Three Years	Two Years	One Year	Abstain
5.	Proposal to hold an advisory vote on the frequency of future advisory votes on compensation of named executive officers.				Â	Â	Â	Â
The Board of Directors recommends that you vote FOR proposals 6, 7, and 8.						For	Against	Abstain
6.	Proposal to approve an amendment to the Articles of Incorporation with regard to the limitations on the liability of Directors.					Â	Â	Â
7.	Proposal to approve an amendment to the Articles of Incorporation with regard to the provisions for indemnification of Directors.					Â	Â	Â
8.	Proposal to approve an amendment to the Articles of Incorporation with regard to the voting threshold required for stockholders to call a Special Meeting of the Stockholders.					Â	Â	Â
NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly has your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

THE BUCKLE, INC.
2407 West 24th Street, Kearney Nebraska 68845
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel J. Hirschfeld and Dennis H. Nelson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of common stock of The Buckle, Inc. held of record by the undersigned on March 31, 2017 at the annual meeting of the shareholders to be held on May 30, 2017, or any adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT, FOR PROPOSALS 2, 3, 4, 6, 7, AND 8, AND FOR THE THREE YEAR OPTION IN PROPOSAL 5.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 30, 2017.

Meeting Information
Meeting Type:	Annual Meeting
For holders as of:	March 31, 2017
Date: May 30, 2017 Time: 10:00 AM CDT
Location:	Holiday Inn
110 2nd Avenue
Kearney, NE 68845

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report 2. Notice & Proxy Statement
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 16, 2017 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.